SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): March 4, 2002

ACTIONPOINT, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-22292 (Commission File Number)	77-0104275 (I.R.S. Employer Identification Number)

1299 Parkmoor Avenue

San Jose, CA 95126

(408) 325-3800

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

ITEM 5. OTHER EVENTS.

On March 4, 2002, ActionPoint, Inc., a Delaware corporation ("ActionPoint"), Condor Merger Corp., a California corporation and wholly-owned subsidiary of ActionPoint ("Condor Merger Corp."), and Captiva Software Corporation, a California corporation ("Captiva"), entered into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") providing for the business combination of ActionPoint and Captiva through the merger of Condor Merger Corp. with and into Captiva, with Captiva as the surviving corporation and a wholly-owned subsidiary of ActionPoint (the "Merger"). At the effective time of the Merger, the name of ActionPoint will be changed to Captiva Software Corporation. The Merger will be structured as a tax-free reorganization and will be accounted for as a purchase transaction.

Subject to certain adjustments, in connection with the Merger, each outstanding share of Captiva common stock (with the Captiva preferred stock being converted into common stock prior to the Merger) will be automatically converted into the right to receive approximately 0.0156 shares of ActionPoint common stock. The foregoing exchange ratio assumes that there are 4,374,874 shares of ActionPoint common stock and 280,440,641 shares of Captiva common stock outstanding. Prior to the Merger, between 75% and 100% of the subordinated promissory notes issued by Captiva in the aggregate principal amount of approximately $8 million (the "Notes") will be converted into Captiva common stock. Each outstanding option and warrant to purchase shares of Captiva common stock will be assumed by ActionPoint and converted into an option or warrant, as the case may be, to purchase a number of shares of ActionPoint common stock adjusted based on the exchange ratio, with the exercise price adjusted accordingly. ActionPoint and Captiva have received fairness opinions from their respective financial advisors in connection with the Merger.

Consummation of the Merger is subject to certain conditions, including, among other conditions, (i) approval by the Captiva shareholders of the amendment to Captiva's Articles of Incorporation, the Merger and the Merger Agreement, (ii) approval by the ActionPoint stockholders of the issuance of shares of ActionPoint common stock in the Merger and (iii) the conversion of at least 75% of the aggregate principal amount under the Notes into Captiva common stock.

In connection with the Merger, ActionPoint's executive officers and directors entered into voting agreements with Captiva, each dated as of March 4, 2002 (the "ActionPoint Voting Agreements"), pursuant to which the ActionPoint executive officers and directors holding approximately 10.1% of the outstanding ActionPoint common stock agree to vote in favor of the issuance of shares of ActionPoint common stock in connection with the Merger. In addition, executive officers, directors and certain shareholders of Captiva entered into voting agreements with ActionPoint, each dated as of March 4, 2002 (the "Captiva Voting Agreements"), pursuant to which the Captiva executive officers and directors and certain shareholders holding approximately 100% of the outstanding Series A Preferred Stock, 100% of the outstanding Series B Preferred Stock, 60% of the outstanding Series C Preferred Stock, 100% of the outstanding Series D Preferred Stock, 47% of the outstanding Series E Preferred Stock and 29% of the outstanding Captiva common stock agree to vote in favor of approving the amendment to Captiva's Articles of Incorporation, approving the Merger and adopting the Merger Agreement and approving the conversion of all of the Captiva preferred stock.

In connection with the Merger Agreement, ActionPoint and EquiServe Trust Company, N.A. executed the Second Amendment to Rights Agreement, dated as of March 4, 2002 (the "Rights Agreement"), pursuant to which the execution of the Merger Agreement, ActionPoint Voting Agreement, Captiva Voting Agreement and the consummation of any of the transactions contemplated by the Merger Agreement will not result in the triggering of any rights under the Rights Agreement.

A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is hereby incorporated by reference in its entirety. A copy of the Rights Agreement is attached hereto as Exhibit 4.1 and is hereby incorporated by reference in its entirety. A copy of the form of ActionPoint Voting Agreement is attached hereto as Exhibit 10.1 and is hereby incorporated by reference in its entirety. A copy of the form of Captiva Voting Agreement is attached hereto as Exhibit 10.2 and is hereby incorporated by reference in its entirety. A copy of the joint press release by ActionPoint and Captiva is attached hereto as Exhibit 99.1 and is hereby incorporated by reference in its entirety.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

Exhibit Number	Description

2.1	Agreement and Plan of Merger and Reorganization dated March 4, 2002, by and among ActionPoint, Inc., Condor Merger Corp. and Captiva Software Corporation.
4.1	Second Amendment to Rights Agreement dated March 4, 2002, by and between ActionPoint, Inc. and EquiServe Trust Company, N.A.
10.1	Form of Voting Agreement, dated as of March 4, 2002, by and among Captiva Software Corporation and ActionPoint executive officers and directors.
10.2	Form of Voting Agreement, dated as of March 4, 2002, by and among ActionPoint, Inc. and Captiva executive officers and directors and certain Captiva shareholders.
99.1	Joint Press Release of ActionPoint, Inc. and Captiva Software Corporation, dated March 4, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: March 20, 2002	By: _/s/ Stephen S. Francis ___________ Stephen S. Francis President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description

2.1	Agreement and Plan of Merger and Reorganization dated March 4, 2002, by and among ActionPoint, Inc., Condor Merger Corp. and Captiva Software Corporation.
4.1	Second Amendment to Rights Agreement dated March 4, 2002, by and between ActionPoint, Inc. and EquiServe Trust Company, N.A.
10.1	Form of Voting Agreement, dated as of March 4, 2002, by and among Captiva Software Corporation and ActionPoint executive officers and directors.
10.2	Form of Voting Agreement, dated as of March 4, 2002, by and among ActionPoint, Inc. and Captiva executive officers and directors and certain Captiva shareholders.
99.1	Joint Press Release of ActionPoint, Inc. and Captiva Software Corporation, dated March 4, 2002.